EXHIBIT 5.1

Legal Opinion of Thomas C. Pritchard, PC

December 26, 2019

Board of Directors

Texas Mineral Resources Corp.

516 South Spring Ave.

Tyler, Texas 75702

Re:Registration on Form S-1

Gentlemen:

We have acted as counsel to Texas Mineral Resources Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-1 (“Registration Statement”), relating to the resale of 11,032,730 shares of Common Stock (the “Shares”) as described in the Registration Statement.

We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In addition, we have obtained certain representations from the Company’s chief executive officer. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the transaction documents related to the Shares being registered in the Registration Statement, the Articles of Incorporation of the Company, the Bylaws of the Company and resolutions of the Board of Directors of the Company.

Based solely upon a review of the documents described in paragraph 2 and 3 above, we are of the opinion that the Shares, the resale of which is being registered in the Registration Statement have been duly authorized, and when issued will be validly issued, fully paid, and non-assessable.

Mr. Pritchard beneficially owns 720,000 shares of Common Stock underlying a currently exercisable warrant to purchase 720,000 shares at a purchase price of $0.22 per share.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Thomas C. Pritchard

Thomas C. Pritchard, P.C.